Exhibit (a)(2)(i)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: AXA Premier VIP Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of AXA Premier VIP Trust is changed to EQ Premier VIP Trust

3.	This Certificate of Amendment shall be effective May 1, 2020.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 6th day of April 2020.

By:	/s/ Steven M. Joenk
Name:	Steven M. Joenk
Title:	Trustee, President and Chief Executive Officer